Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact:   Ian Bailey
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS SECOND QUARTER RESULTS
AND UPDATES 2012 GUIDANCE

MIAMI – July 26, 2012 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported second quarter results and updated its guidance for the remainder of 2012.

KEY HIGHLIGHTS

●	Results For the Second Quarter of 2012:

°
Net loss was ($3.6 million), or ($0.02) per share, versus net income of $93.5 million, or $0.43 per share, in 2011.  Results include a ($0.05) per share mark-to-market loss on the company’s WTI fuel option portfolio;

°	Net Yields increased 4.5% on a Constant-Currency basis (+1.8% As-Reported). Net Cruise Costs (“NCC”) excluding fuel increased 8.3% on a Constant-Currency basis (+5.8% As-Reported);

Since the company’s April guidance, the strengthening of the U.S. Dollar and decreases in fuel pricing have essentially offset one another.  Business demand remains solid in the Caribbean and Asia, but larger than anticipated discounting has been required in Europe which has resulted in a one percentage point decline to the midpoint of the company’s Constant-Currency Net Yield expectations for the year.  The company has been able to offset more than half of the yield declines through additional spending reductions.

●	Third Quarter 2012:

°
Net Yields are expected to decrease between (1%) and (2%) on a Constant-Currency basis and approximately (5%) on an As-Reported basis.  Earnings per share are expected to be within a range of $1.40 to $1.50.

●	Full Year 2012:

°	Net Yields are expected to increase 2% to 3% on a Constant-Currency basis and be between flat and up 1% on an As-Reported basis. Earnings per share are expected to be within a range of $1.70 to $1.80.

“The steady drumbeat of negative news emanating out of Europe is certainly having an impact,” said Richard D. Fain, chairman and chief executive officer.  Fain continued, “As a result, we are seeing pluses and minuses in the different geographical markets – North America is holding up reasonably well; Asia is a big plus; but Europe is a pretty consistent minus.  Overall we have seen about a 100 basis point drop in our yield projections, but we expect to offset over half of this decline with lower spending.”

Second Quarter 2012 Results
Royal Caribbean Cruises Ltd. today announced a second quarter 2012 net loss of ($3.6) million, or ($0.02) per share, versus income of $93.5 million, or $0.43 per share, in the second quarter of 2011.  Second Quarter 2012 results included a ($0.05) per share mark-to-market loss on the company’s fuel option portfolio.  As previously reported, the impact of the tragedy in Italy seems to be particularly meaningful in the second and third quarters.

Net Yields increased 4.5% on a Constant-Currency basis (+1.8% As-Reported).  NCC excluding fuel increased 8.3% on a Constant-Currency basis (+5.8% As-Reported).  Approximately 280 basis points of the Net Yield improvement and approximately 600 basis points of the NCC increases during the quarter relate to previously announced deployment initiatives and changes to the company’s distribution system.

Bunker pricing net of hedging for the second quarter was $699 per metric ton and consumption was 340,000 metric tons.

2012 Outlook

As the company has previously commented, the strengthening of the U.S. Dollar has historically been inversely correlated to bunker pricing.  Since the April guidance, the strengthening of the U.S. Dollar has reduced the company’s full year outlook by approximately $0.13 per share.  This outlook reduction has been largely offset by the reduction in bunker pricing that occurred during this same time period.  The net effect of

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these currency and fuel price changes is essentially neutral for the company’s full year earnings outlook.    However, the mark-to-market loss on the options is expected to cost the company a ($0.05) per share charge at current prices versus prior guidance.

Revenues
The company reported that overall, booking trends have continued to normalize and are now running at levels comparable to prior year’s activity.   Larger than expected discounting has been required for the European season which has lowered the midpoint of the company’s Constant-Currency Net Yield expectations for the year by approximately one percentage point from the April guidance.

“It is hard to distinguish how much of the pressure in Europe is connected to the Costa Concordia incident and how much is due to the economic roller coaster,” said Brian J Rice, executive vice president and chief financial officer.  Rice continued, “Our sense is that the former is no longer having a major impact on our bookings especially amongst experienced guests.  However, the timing of the incident left a big gap during our peak booking period and filling that gap is disrupting our normal booking patterns.”

For the full year of 2012, Net Yields are expected to increase 2% to 3% on a Constant-Currency basis and be between flat and up 1% on an As-Reported basis.  The expected effect of deployment initiatives and changes to the company’s distribution system to Net Yields remains unchanged at +200 basis points for the full year.

Expenses
The company’s cost outlook for the year has improved and is expected to offset more than half of the decline in revenue.  For the full year, NCC excluding fuel are expected to increase approximately 4% on a Constant-Currency basis (approximately 2% As-Reported).  Excluding deployment initiatives and changes to the company’s distribution system, Constant-Currency NCC excluding fuel are expected to increase less than 1% on a comparable basis to prior year.

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Earnings Guidance
Taking into account current fuel pricing and currency exchange rates, and the factors detailed above, the company currently estimates 2012 earnings will be in the range of $1.70 to $1.80 per share.

THIRD QUARTER OUTLOOK

Revenues
For the third quarter of 2012, Net Yields are expected to decrease between (1%) and (2%) on a Constant-Currency basis and approximately (5%) on an As-Reported basis.  Excluding previously referenced deployment initiatives and changes to the company’s distribution system, Constant-Currency Net Yields are projected to decrease approximately (3%).

Expenses
For the third quarter of 2012, NCC excluding fuel are expected to increase approximately 3% on a Constant-Currency basis (flat to 1% As-Reported).  Approximately ¾ of the NCC excluding fuel increase in the quarter relates to the previously referenced deployment initiatives and changes to the company’s distribution system.

Earnings Guidance
Taking into account current fuel pricing and currency exchange rates, and the factors detailed above, the company currently estimates that third quarter 2012 EPS will be within a range of $1.40 to $1.50.

FUEL EXPENSE & GUIDANCE SUMMARY

Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices the company has

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included $213 million and $899 million of fuel expense in its third quarter 2012 and full year 2012 guidance, respectively.

Forecasted consumption is now 58% hedged via swaps for the remainder of 2012 and 54%, 38%,  22% and 7% hedged for 2013, 2014, 2015 and 2016, respectively.  For the same five-year period, the average cost per metric ton of the hedge portfolio is approximately $526, $568, $619, $595 and $582, respectively.

In addition to the above-mentioned fuel hedges, the company also has fuel options to further protect against escalating fuel prices.   The company currently has options expiring in 2013 at a strike price of $90 bbl that cover an estimated 9% of 2013 consumption.   At today’s bunker prices, the company’s outstanding hedges (swaps and options) are “in the money” by about $70 million.  About half the value will relate to the remainder of this year and half to next year.  The amounts beyond next year are immaterial at today’s rates.

The company provided the following fuel statistics for the third quarter and full year 2012:
FUEL STATISTICS	Third Quarter 2012	Full Year 2012
Fuel Consumption (metric tons)	335,000	1,362,000
Fuel Expenses	$213 million	$899 million
Percent Hedged (fwd consumption)	56%	58%
Impact of 10% change in fuel prices *	$13 million	$26 million
*excludes mark-to-market impact of fuel options.

The company provided the following additional guidance for the third quarter and full year of 2012:
GUIDANCE	As-Reported	Constant-Currency
Third Quarter 2012
Net Yields	Approx. (5%)	(1%) to (2%)
Net Cruise Costs per APCD	1% to 2%	3% to 4%
Net Cruise Costs per APCD, excluding Fuel	Flat to +1%	Approx. 3%

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Full Year 2012
Net Yields	Flat to +1%	2% to 3%
Net Cruise Costs per APCD	Approx. 5%	6% to 7%
Net Cruise Costs per APCD, excluding Fuel	Approx. 2%	Approx. 4%

	Third Quarter 2012	Full Year 2012
Capacity Increase	0.2%	1.5%
Depreciation and Amortization	$180 to $190 million	$725 to $740 million
Interest Expense, net	$85 to $95 million	$345 to $360 million
EPS	$1.40 to $1.50	$1.70 to $1.80

Exchange rates used in guidance calculations
	Current - July	Previous - April
EUR	$1.21	$1.31
GBP CAD BRL AUD	$1.55 $0.98 $0.49 $1.03	$1.59 $1.01 $0.54 $1.04

Liquidity and Financing Arrangements
As of June 30, 2012, liquidity was $1.1 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facilities.  Currently, liquidity is approximately $1.6 billion.  The company has utilized a portion of the accordion feature on its revolving credit facility due July 2016 which increased the size of the facility from $875 million to $1.1 billion.  The company has also closed on a €365 million, delayed draw (June 2013) five-year unsecured bank loan facility.  The combination of these actions provide liquidity of approximately $600 million and has been done primarily as part of the company’s refinancing strategy to prepare for bond maturities in 2013 and 2014.

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Additionally, the company has committed unsecured financing on its newbuilds.  The company noted that debt maturities for 2012, 2013, and 2014 are $600 million, $1.6 billion, and $1.9 billion, respectively.

Capital Expenditures and Capacity Guidance
Based on current ship orders, projected capital expenditures for 2012, 2013, 2014 and 2015 are $1.3 billion, $600 million, $1.1 billion and $1.0 billion, respectively.

Capacity increases for 2012, 2013, 2014 and 2015 are 1.5%, 1.1%, 1.0% and 6.6%, respectively.

Conference Call Scheduled
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields and Net Cruise Costs are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar. Because our reporting currency is the United States dollar, the value of these revenues and expenses in US dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices is just one of many elements impacting our revenues and expenses, it can be an important element.

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For this reason, we also monitor Net Yields and Net Cruise Costs on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.   It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.

Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs and Net Cruise Costs Excluding Fuel
Net Cruise Costs and Net Cruise Costs Excluding Fuel represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel.  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  A reconciliation of historical Gross Cruise Costs to Net Cruise Costs and Net Cruise Costs Excluding Fuel is provided below under Results of Operations.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

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Net Debt-to-Capital
Net Debt-to-Capital is a ratio which represents total long-term debt, including the current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity.  We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

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Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises, CDF Croisières de France, and TUI Cruises through a 50% joint venture.  The company has a combined total of 38 ships in service and three under construction.  It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand.  Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com, www.tuicruises.com or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the third quarter and full year 2012 and the costs and yields expected in 2012 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and incidents or adverse publicity concerning the cruise vacation industry such as the Costa Concordia casualty and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures of Financial Performance
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all non-GAAP financial measures included in this press release can be found in the tables included at the end of this press release.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Passenger ticket revenues	$1,332,207	$1,296,789	$2,684,445	$2,523,306
Onboard and other revenues	488,797	471,084	971,039	916,562
Total revenues	1,821,004	1,767,873	3,655,484	3,439,868
Cruise operating expenses:
Commissions, transportation and other	307,697	299,174	628,435	578,723
Onboard and other	130,981	134,938	238,576	237,428
Payroll and related	206,519	198,794	416,633	403,281
Food	109,300	99,149	222,925	199,231
Fuel	237,961	188,128	466,955	354,189
Other operating	303,556	265,192	577,602	513,594
Total cruise operating expenses	1,296,014	1,185,375	2,551,126	2,286,446
Marketing, selling and administrative expenses	247,571	242,258	512,172	490,396
Depreciation and amortization expenses	180,514	172,050	359,906	345,302
Operating Income	96,905	168,190	232,280	317,724

Other income (expense):
Interest income	4,972	6,478	11,318	10,259
Interest expense, net of interest capitalized	(89,106)	(92,968)	(181,772)	(193,593)
Other (expense) income	(16,424)	11,791	(18,515)	37,511
	(100,558)	(74,699)	(188,969)	(145,823)
Net (Loss) Income	$(3,653)	$93,491	$43,311	$171,901

(Loss) Earnings Per Share:
Basic	$(0.02)	$0.43	$0.20	$0.79
Diluted	$(0.02)	$0.43	$0.20	$0.78

Weighted-Average Shares Outstanding:
Basic	217,866	217,028	217,725	216,771
Diluted	217,866	219,370	219,217	219,516

Comprehensive Income (Loss)
Net (Loss) Income	$(3,653)	$93,491	$43,311	$171,901
Other comprehensive income (loss):
Foreign currency translation adjustments	(12,361)	16,521	(9,021)	208,775
Change in defined benefit plans	-	(216)	-	(216)
(Loss) Gain on cash flow derivative hedges	(288,252)	9,488	(140,782)	39,389
Total other comprehensive (loss) income	(300,613)	25,793	(149,803)	247,948

Comprehensive (Loss) Income	$(304,266)	$119,284	$(106,492)	$419,849

STATISTICS
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Passengers Carried	1,183,122	1,185,679	2,460,693	2,400,489

Passenger Cruise Days	8,514,124	8,337,646	17,197,327	16,783,344

APCD	8,180,898	8,038,014	16,480,698	16,138,310
Occupancy	104.1%	103.7%	104.3%	104.0%

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	June 30,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$212,209	$262,186
Trade and other receivables, net	284,658	292,447
Inventories	146,711	144,553
Prepaid expenses and other assets	255,274	185,460
Derivative financial instruments	55,296	84,642
Total current assets	954,148	969,288

Property and equipment, net	16,887,693	16,934,817
Goodwill	736,280	746,537
Other assets	1,117,983	1,153,763
	$19,696,104	$19,804,405

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,156,549	$638,891
Accounts payable	316,409	304,623
Accrued interest	86,477	123,853
Accrued expenses and other liabilities	544,549	564,272
Customer deposits	1,705,128	1,436,003
Total current liabilities	3,809,112	3,067,642
Long-term debt	7,068,902	7,856,962
Other long-term liabilities	546,416	471,978

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
228,206,710 and 227,366,165 shares issued, June 30, 2012
and December 31, 2011, respectively)	2,282	2,276
Paid-in capital	3,085,662	3,071,759
Retained earnings	5,823,175	5,823,430
Accumulated other comprehensive loss	(225,741)	(75,938)
Treasury stock (10,308,683 common shares at cost, June 30, 2012 and December 31, 2011)	(413,704)	(413,704)
Total shareholders' equity	8,271,674	8,407,823
	$19,696,104	$19,804,405

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2012	2011
Operating Activities
Net income	$43,311	$171,901
Adjustments:
Depreciation and amortization	359,906	345,302
Loss (gain) on fuel call options	7,470	(24,803)
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	56,651	63,803
Increase in inventories	(2,451)	(17,316)
Increase in prepaid expenses and other assets	(58,495)	(83,740)
Increase in accounts payable	12,348	92,619
Decrease in accrued interest	(37,377)	(60,653)
Decrease in accrued expenses and other liabilities	(28,505)	(21,931)
Increase in customer deposits	224,873	306,070
Other, net	5,788	(4,510)
Net cash provided by operating activities	583,519	766,742

Investing Activities
Purchases of property and equipment	(322,751)	(251,565)
Cash received on settlement of derivative financial instruments	4,646	25,250
Loans to unconsolidated affiliates	-	(69,682)
Proceeds from the sale of ships	-	345,000
Other, net	4,936	(3,044)
Net cash (used in) provided by investing activities	(313,169)	45,959

Financing Activities
Debt proceeds	345,000	702,442
Debt issuance costs	(21,730)	(28,593)
Repayments of debt	(575,585)	(1,376,801)
Dividends paid	(65,293)	-
Proceeds from exercise of common stock options	1,768	17,923
Other, net	774	705
Net cash used in financing activities	(315,066)	(684,324)

Effect of exchange rate changes on cash	(5,261)	3,154

Net (decrease) increase in cash and cash equivalents	(49,977)	131,531
Cash and cash equivalents at beginning of period	262,186	419,929
Cash and cash equivalents at end of period	$212,209	$551,460

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$194,341	$223,438

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ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended			Six Months Ended
	June 30,			June 30,
	2012	2012 On a Constant Currency basis	2011	2012	2012 On a Constant Currency basis	2011
Passenger ticket revenues	$1,332,207	$1,375,608	1,296,789	$2,684,445	$2,738,021	$2,523,306
Onboard and other revenues	488,797	496,229	471,084	971,039	980,217	916,562
Total revenues	1,821,004	1,871,837	1,767,873	3,655,484	3,718,238	3,439,868
Less:
Commissions, transportation and other	307,697	319,188	299,174	628,435	643,089	578,723
Onboard and other	130,981	134,551	134,938	238,576	242,239	237,428
Net revenues	$1,382,326	$1,418,098	$1,333,761	$2,788,473	$2,832,910	$2,623,717

APCD	8,180,898	8,180,898	8,038,014	16,480,698	16,480,698	16,138,310
Gross Yields	$222.59	$228.81	$219.94	$221.80	$225.61	$213.15
Net Yields	$168.97	$173.34	$165.93	$169.20	$171.89	$162.58

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended			Six Months Ended
	June 30,			June 30,
	2012	2012 On a Constant Currency basis	2011	2012	2012 On a Constant Currency basis	2011

Total cruise operating expenses	$1,296,014	$1,327,706	$1,185,375	$2,551,126	$2,590,821	$2,286,446
Marketing, selling and administrative expenses	247,571	255,681	242,258	512,172	522,113	490,396
Gross Cruise Costs	1,543,585	1,583,387	1,427,633	3,063,298	3,112,934	2,776,842
Less:
Commissions, transportation and other	307,697	319,188	299,174	628,435	643,089	578,723
Onboard and other	130,981	134,551	134,938	238,576	242,239	237,428
Net Cruise Costs	$1,104,907	$1,129,648	$993,521	$2,196,287	$2,227,606	$1,960,691
Less:
Fuel	237,961	241,582	188,128	466,955	471,723	354,189
Net Cruise Costs Excluding Fuel	$866,946	$888,066	$805,393	$1,729,332	$1,755,883	$1,606,502

APCD	8,180,898	8,180,898	8,038,014	16,480,698	16,480,698	16,138,310
Gross Cruise Costs per APCD	$188.68	$193.55	$177.61	$185.87	$188.88	$172.07
Net Cruise Costs per APCD	$135.06	$138.08	$123.60	$133.26	$135.16	$121.49
Net Cruise Costs Excluding Fuel per APCD	$105.97	$108.55	$100.20	$104.93	$106.54	$99.55

Net Debt-to-Capital was calculated as follows (in thousands):	As of
	June 30,	December 31,
	2012	2011
Long-term debt, net of current portion	$7,068,902	$7,856,962
Current portion of long-term debt	1,156,549	638,891
Total debt	8,225,451	8,495,853
Less: Cash and cash equivalents	212,209	262,186
Net Debt	$8,013,242	$8,233,667

Total shareholders' equity	$8,271,674	$8,407,823
Total debt	8,225,451	8,495,853
Total debt and shareholders' equity	16,497,125	16,903,676
Debt-to-Capital	49.9%	50.3%
Net Debt	8,013,242	8,233,667
Net Debt and shareholders' equity	$16,284,916	$16,641,490
Net Debt-to-Capital	49.2%	49.5%
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